EXHIBIT 99.08

                                    FORM OF
                           QUESTIONS AND ANSWERS ON
           SAVINGS AND RETIREMENT PLAN TENDER RIGHTS AND PROCEDURES

A.  DESCRIPTION OF THE EXCHANGE OFFER

1. WHICH DOCUMENTS DID I RECEIVE AND WHAT IS THEIR PURPOSE? You received the following materials in this mailing:

    -- Offering Circular-Prospectus. This document (white, bound document) describes the Exchange Offer. PLEASE READ IT CAREFULLY.

    -- Letter of Transmittal. This document ([COLOR] document) is part of the "Exchange Offer" and therefore is being provided to you. However, it does not apply to, or provide detailed instructions for, tendering Plan Shares. Do NOT use it to tender Plan Shares. If you hold shares of Limited Common Stock outside of the Savings and Retirement Plan, please refer to the Letter of Transmittal for instructions on how to tender those shares.

    -- Letter from the Savings and Retirement Plan Administrative Committee (the
       "SARP Committee Letter"). This transmits information about the Savings and Retirement Plan and the Exchange Offer.

    -- Notice to Savings and Retirement Plan Participants (white document you are reading) which includes Questions and Answers on Savings and Retirement Plan Tender Rights and Procedures.

    -- Tender Instruction Form.  ([COLOR] form) YOU MUST COMPLETE, SIGN AND MAIL
       THIS DOCUMENT TO THE ADMINISTRATIVE COMMITTEE IN THE ENCLOSED ENVELOPE IF YOU WISH TO DIRECT THE TRUSTEE TO TENDER YOUR PLAN SHARES. THIS DOCUMENT IS POSTED WITH YOUR NAME AND SOCIAL SECURITY NUMBER. USE IT IF YOU WISH

       TO DIRECT A TENDER OF YOUR SHARES.

    -- Reply Envelope.  A preaddressed envelope for your reply.

2. WHAT IS THE EXCHANGE OFFER? On __________, 1998, The Limited offered to exchange in a modified "Dutch auction" up to 43,600,000 shares of A&F Common Stock for shares of Limited Common Stock that are validly tendered by the Expiration Date and not withdrawn or deemed withdrawn, at an Exchange Ratio not greater than ___ nor less than ____ of a share of A&F Common Stock for each share of Limited Common Stock tendered, upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus and in the related Letter of Transmittal. This Exchange Offer will be open from __________, 1998 until it expires at 12:00 midnight, New York City time, on __________, 1998, unless it is extended by The Limited. Savings and Retirement Plan participants who hold Plan Shares may provide for the tender of Plan Shares pursuant to this Exchange Offer by so indicating on the enclosed Tender Instruction Form and returning it as directed by __________, 1998.

    The Exchange Offer is fully described in the Offering Circular-Prospectus provided to you. PLEASE READ IT CAREFULLY.

3. WHAT IS A MODIFIED "DUTCH AUCTION?" A modified "Dutch auction" means that you pick the exchange ratio at which you are willing to exchange some or all of your shares of Limited Common Stock for shares of A&F Common Stock from within the specified range of not more than ___ nor less than ___ of a share of A&F for each share of The Limited. For information on a procedure designed to ensure that you participate in the Exchange Offer, see Question 14.

4. WHAT IS THE "EXCHANGE RATIO?" The exchange ratio represents the number of A&F shares which stockholders of The Limited will receive for each share of Limited Common Stock tendered in the Exchange Offer.

5. HOW WILL THE LIMITED DECIDE ON THE FINAL EXCHANGE RATIO? The Limited will select as the final exchange ratio the lowest exchange ratio within the exchange ratio range that would permit the maximum number of the shares of A&F Common Stock owned by The Limited to be exchanged in the Exchange Offer. The final exchange ratio will apply to all tendering stockholders whose shares of Limited Common Stock are accepted for exchange.

6. HOW DO I DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER? Whether you should participate in the Exchange Offer depends on many factors. You should consider, among other things, (i) your view of the relative values of a single share of Limited Common Stock and a single share of A&F Common Stock, (ii) the opportunity to receive the Anticipated Premium (see Question 9) and (iii) your investment strategy with regard to the two stocks. In addition, you should consider all of the factors described under "Risk Factors" in the Offering Circular-Prospectus. None of the Trustee, the Administrative Committee, The Limited and A&F and any of their respective directors makes any recommendation as to whether you should tender your Limited shares. You must make your own decision after reading the documents provided to you and consulting with your advisors based on your own financial position and requirements.

7. HOW MANY PLAN SHARES MAY I TENDER AND HOW DO I LEARN THAT NUMBER? The number of shares of Limited Common Stock that you held under the Savings and Retirement Plan as of __________, 1998, is set forth in the SARP Committee Letter and on the Tender Instruction Form. You may tender all or any number of such Plan Shares (excluding fractional Plan Shares, if any).

8. WHAT IF I HAVE SHARES IN MY SAVINGS AND RETIREMENT PLAN ACCOUNT AND ALSO HOLD SHARES OUTSIDE OF THE SAVINGS AND RETIREMENT PLAN? If you have shares of Limited Common Stock in the Savings and Retirement Plan and have other shares of Limited Common Stock in your possession (or at a brokerage firm), you will receive two or more sets of Exchange Offer materials. You should be careful to follow the directions that apply to each kind of shares.

9.  WHAT IS THE ANTICIPATED PREMIUM?  Based on the closing trading prices for
    Limited (NYSE: LTD; LSE:          ) and A&F shares (NYSE: ANF) on ______,
    1998, any of the designated exchange ratios would result in a Limited stockholder receiving shares of A&F Common Stock with a market value greater than the market value of the shares of Limited Common Stock tendered for exchange. This greater value is referred to as the "Anticipated Premium". We cannot, however, predict what the amount of the Anticipated Premium, if any, will be or the prices at which shares of A&F Common Stock or Limited Common Stock will trade over time.

    You can calculate the Anticipated Premium using the following formula:

                Exchange Ratio  x  Price of one A&F share
                -----------------------------------------  -  1
                        Price of one Limited share

    For example: Assume a price of $____ for a Limited share and a price of $____ for an A&F share (the closing trading prices of Limited and A&F shares on __________, 1998). At an exchange ratio of ____ of a share of A&F for each Limited share (the midpoint of the range of exchange ratios), the Anticipated Premium would be approximately ___%. At the minimum exchange ratio of ___, the Anticipated Premium would be approximately ___%. At the maximum exchange ratio of ___, the Anticipated Premium would be approximately ___%.

10. DO I DO ANYTHING IF I WANT TO RETAIN MY PLAN SHARES? No. If you want to retain your Plan Shares, you do not need to take any action.

11. IF I DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER, HOW DO I SELECT AN APPROPRIATE EXCHANGE RATIO? In selecting an exchange ratio, you should consider your view of the value of one share of Limited Common Stock compared to that of one share of A&F Common Stock, as well as the level of certainty that you desire that your tender will be accepted in the Exchange Offer. The higher your exchange ratio, the lower the likelihood that your shares will be accepted for exchange. Conversely, the lower your exchange ratio, the higher the likelihood that your shares will be accepted for exchange. A tender at an exchange ratio greater than the final exchange ratio will not be accepted. See "The Exchange Offer--Determining to Participate in the Exchange Offer--Selecting an Exchange Ratio", in the Offering Circular-Prospectus.

12. WHAT HAPPENS IF I SELECT AN EXCHANGE RATIO HIGHER THAN THE FINAL EXCHANGE RATIO? You will not participate in the Exchange Offer and Plan Shares tendered on your behalf will be returned to the Savings and Retirement Plan.

13. WHAT HAPPENS IF I SELECT EITHER THE EXCHANGE RATIO SELECTED BY THE DUTCH AUCTION OR A SPECIFIC EXCHANGE RATIO WHICH IS EQUAL TO OR LOWER THAN THE FINAL EXCHANGE RATIO? You will participate in the Exchange Offer at the final exchange ratio, but the actual number of your Plan Shares accepted for exchange will depend on whether the Exchange Offer is oversubscribed.

14. HOW CAN I MAKE SURE THAT I WILL PARTICIPATE IN THE EXCHANGE OFFER? To ensure participation in the Exchange Offer, you should check the box marked "Shares Tendered at Exchange Ratio Determined by Dutch Auction" indicating that you will accept whatever the final exchange ratio is determined to be. In this case you will participate in the Exchange Offer, but the actual number of your Plan Shares accepted for exchange will depend on whether the Exchange Offer is oversubscribed. If the Exchange Offer is oversubscribed, you will participate on a pro rata basis.

15. CAN I SELECT MORE THAN ONE EXCHANGE RATIO? The same shares may not be tendered at more than one exchange ratio. You may, however, tender different portions of your Limited shares at different exchange ratios, but you must complete separate Tender Instruction Forms for each exchange ratio selected.

16. WHAT HAPPENS IF I INSTRUCT THE TRUSTEE TO TENDER MORE LIMITED SHARES THAN ARE IN MY ACCOUNT? Your instructions will not be valid and no Plan Shares will be tendered by the Trustee on your behalf.

17. WHAT IS PRORATION? Proration will occur if the Exchange Offer is oversubscribed; that is, if the number of Limited shares tendered multiplied by the final exchange ratio exceeds the number of A&F shares available for exchange at the final exchange ratio. In this case, all Limited shares that are tendered at or below the final exchange ratio will be accepted for exchange on a pro rata basis at the final exchange ratio.

18. WHAT HAPPENS IF THE NUMBER OF LIMITED SHARES TENDERED IS SUCH THAT MORE THAN 39,240,000 A&F SHARES, BUT FEWER THAN 43,600,000 A&F SHARES, WOULD BE EXCHANGED? A&F shares held by The Limited after completion of the Exchange Offer will be distributed to its stockholders on a pro rata basis. This distribution is referred to in the Offering Circular-Prospectus as the "Spin-Off".

19. WHAT HAPPENS IF THE NUMBER OF LIMITED SHARES TENDERED IS SUCH THAT MORE THAN 43,600,000 SHARES OF A&F WOULD BE EXCHANGED, I.E., THE EXCHANGE OFFER IS OVERSUBSCRIBED? All Limited shares which are tendered at or below the final exchange ratio will be accepted for exchange on a pro rata basis at the final exchange ratio. Any shares not accepted for exchange will be returned to tendering stockholders.

20. WHEN DOES THE EXCHANGE OFFER EXPIRE? Although the Exchange Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on__________, 1998, unless extended. Your instructions must be received by the Savings and Retirement Plan Administrative Committee by _____________, 1998, unless extended, in order to participate in the Exchange Offer.

21. WHEN WILL TENDERING STOCKHOLDERS KNOW THE OUTCOME OF THE EXCHANGE OFFER? Preliminary results of the Exchange Offer, including any preliminary proration factor, will be announced by press release promptly after the expiration of the Exchange Offer. Announcement of any final proration factor should occur approximately seven business days after the expiration of the Exchange Offer.

22. ARE THERE ANY CONDITIONS TO THE LIMITED'S OBLIGATION TO COMPLETE THE EXCHANGE OFFER? Yes, The Limited's obligation to complete the Exchange Offer is subject to the conditions outlined in the Offering Circular-Prospectus. Among other things, the Exchange Offer will not close unless enough Limited shares are tendered so that at least 39,240,000 shares of A&F stock can be distributed to Limited stockholders. The number of Limited shares that must be tendered to produce this result is referred to in the Offering Circular-Prospectus as the "Trigger Amount".

23. WHAT ARE MY RIGHTS UNDER THE OFFER? The records of the Savings and Retirement Plan indicate that shares of Limited Common Stock are allocated to your Account. You may tender some or all of these Plan Shares. Because all of these Shares are held in trust for your benefit, they are registered in the name of the Trust. So, the Trust will actually tender Plan Shares as you instruct the Trustee.

    You must direct the Trustee if you want to tender your Plan Shares. The Trustee will tender your Plan Shares only if directed. If you do not respond, your Plan Shares will remain in your Account.

24. HOW DO I DIRECT THE PLAN TRUSTEE? The only way that you can tender your Plan Shares is by completing the [COLOR] Tender Instruction Form as described, signing and returning it to the Administrative Committee for the Savings and Retirement Plan, 82 South Street, Hopkinton, MA 01748-9918, which will process your instructions. The address is on the return envelope you should use to return the Tender Instruction form.

    THE TENDER INSTRUCTION FORM MUST BE RECEIVED BY THE ADMINISTRATIVE COMMITTEE BEFORE 5:00 P.M., NEW YORK CITY TIME, ON _________________, 1998. YOU MUST SIGN AND COMPLETE THE FORM FOR YOUR DIRECTION TO BE VALID.

    TO PROPERLY DIRECT THE TRUSTEE TO TENDER PLAN SHARES ON YOUR BEHALF YOU
    MUST:

    -- INSTRUCTIONS. Read carefully and follow exactly the instructions in the SARP Committee Letter and the Tender Instruction Form. These will tell you how to direct the Plan Trustee regarding your Plan Shares.

    -- FORM. Complete the enclosed [COLOR] Tender Instruction Form.

    -- SHARES. Designate on the Tender Instruction Form the number of Plan
       Shares (excluding fractional shares) you wish to be tendered.

    -- EXCHANGE RATIO.  Designate on the Tender Instruction Form the Exchange
       Ratio at which you are tendering the Shares.

    -- SIGNATURE. You must sign the Tender Instruction Form to complete your instruction. Unless you sign the Tender Instruction Form, your direction cannot be honored and the Tender Instruction Form will be void.

    -- MAILING. A preaddressed return envelope has been enclosed with your Exchange Offer materials. Use this envelope to return your completed Tender Instruction Form if you wish to have the Trustee tender your Plan Shares.

    Please be precise in providing your instruction and please act PROMPTLY.

    IF YOU DO NOT WISH TO TENDER YOUR PLAN SHARES, TAKE NO ACTION.

25. HOW DO I SEND INSTRUCTIONS TO THE ADMINISTRATIVE COMMITTEE? Please return your instructions PROMPTLY, recognizing the slow delivery time inherent in the U.S. mail today. You may mail your Tender Instruction Form to the Administrative Committee for the Savings and Retirement Plan, 82 South Street, Hopkinton, MA 01748-9918 in the preaddressed reply envelope that has been provided for your reply or send it by an alternate faster means (such as overnight courier). You may NOT fax your instructions. DO NOT DELIVER YOUR INSTRUCTIONS TO YOUR HUMAN RESOURCES DEPARTMENT OR TO YOUR BENEFITS ADMINISTRATOR.

26. MUST I PROVIDE DIRECTIONS TO THE ADMINISTRATIVE COMMITTEE? You must respond IF you wish the Trustee to tender your Plan Shares. Do not respond if you do not wish to tender your Plan Shares.

27. WHO WILL KNOW WHETHER I TENDERED MY PLAN SHARES? Your directions to the Trustee are CONFIDENTIAL. Individual instructions will only be disclosed to the recordkeeper as necessary to complete the tender.

28. CAN I CHANGE MY MIND AND WITHDRAW MY PLAN SHARES THAT I DIRECTED TO BE TENDERED? Yes, but only if you perform the following steps:

    -- You must send a signed notice of withdrawal to the Administrative
       Committee for the Savings and Retirement Plan, 82 South Street, Hopkinton, MA 01748-9918.

    -- The notice of withdrawal must be in writing. You may fax your notice of withdrawal to the Administrative Committee for the Savings and Retirement Plan at fax number (508) 787-2651.

    -- The notice of withdrawal must state your name, social security number, the number of Plan Shares that you wish to withdraw from the Exchange Offer and that you are withdrawing Plan Shares that you instructed the Trustee to tender on your behalf.

    -- The notice of withdrawal must be received by the Administrative Committee before 5:00 p.m., New York City time, on _______________, 1998.

29. CAN I RE-TENDER MY PLAN SHARES? Yes. If you wish to re-tender your Plan Shares you must complete another Tender Instruction Form and return it to the Administrative Committee for receipt by _______________, 1998. You may obtain another copy by faxing your request to (508) 787-2651.

30. WHO SHOULD I CALL IF I HAVE QUESTIONS ON THE EXCHANGE OFFER? For general Exchange Offer-related questions please call D.F. KING at (800) 549-6864. For Savings and Retirement Plan-related questions, please call (800) 637-3766.

31. HOW CAN I OBTAIN COPIES OF ADDITIONAL SAVINGS AND RETIREMENT PLAN-RELATED DOCUMENTS? You may request additional copies of the Tender Instruction Form, Notice to Savings and Retirement Plan Participants, Letter from the Savings and Retirement Plan Administrative Committee and Offering Circular-Prospectus by fax at (508) 787-2651 or by mail to the Administrative Committee for the Savings and Retirement Plan, 82 South Street, Hopkinton, MA 01748-9918. Your request must include your name, address and/or fax number, and the name of the item you are requesting.

B.  OPERATION OF THE SAVINGS AND RETIREMENT PLAN DURING THE EXCHANGE OFFER

32. WHAT HAPPENS TO CONTRIBUTIONS ALLOCABLE TO ACCOUNTS MADE AFTER ________, 1998? Beginning ________, 1998, the Trustee stopped purchasing shares of Limited Common Stock for allocation to Accounts. Employer and participant contributions made to the Savings and Retirement Plan, and dividends and other funds which are normally allocated to acquire shares of Limited Common Stock, which are received by the Savings and Retirement Plan during the period of the Exchange Offer and for 10 business days thereafter (while the results are tabulated) will be accumulated and invested in a short-term fund. Thereafter, upon the cessation of legal restrictions, purchases by the Trustee will resume and the accumulated funds will be invested pursuant to the investment elections then in effect.

33. WHAT HAPPENS IF I REQUEST A DISTRIBUTION, WITHDRAWAL OR INVESTMENT FUND TRANSFER FOLLOWING THE ANNOUNCEMENT OF THE EXCHANGE OFFER DURING THE OFFER PERIOD? Distributions, withdrawals or investment fund transfers from the Savings and Retirement Plan may be delayed until after the conclusion of the Exchange Offer. Authorized distributions, withdrawals or investment fund transfers before or during this period will be processed as soon as reasonably feasible.

34. WHEN MAY I REQUEST A CHANGE IN MY INVESTMENT ELECTIONS? You may change your investment election for future contributions or reallocate your existing Account balances at the beginning of each month under the Savings and Retirement Plan's normal rules. You must call the SARP Line by the 20th day of the month for your investment election change to be effective the first day of the following month, subject to delays required in connection with the Exchange Offer. SECTION 16 INSIDERS WHO HAVE TRANSFERRED AMOUNTS INTO THEIR ACCOUNT FROM OTHER INVESTMENT FUNDS UNDER THE SAVINGS AND RETIREMENT PLAN WITHIN THE PRECEDING SIX MONTHS SHOULD BE AWARE THAT THE TENDER OF THEIR PLAN SHARES IN THE EXCHANGE OFFER WILL NOT BE EXEMPT FROM THE SHORT-SWING PROFIT RECOVERY PROVISIONS OF SECTION 16(b) OF THE EXCHANGE ACT. IN ANY EVENT, SECTION 16 INSIDERS WHO WISH TO PARTICIPATE IN THE EXCHANGE OFFER SHOULD CONSULT WITH COUNSEL.

35. WILL I BE TAXED ON ANY PROCEEDS RECEIVED BY THE SAVINGS AND RETIREMENT PLAN IN 1998 FROM THE PLAN SHARES THAT ARE TENDERED UNDER THE SAVINGS AND RETIREMENT PLAN? No. Because tender proceeds received from Plan Shares will be received by and held in the Savings and Retirement Plan, they will not be subject to current income taxes.

C.  REINVESTMENT OF EXCHANGE OFFER PROCEEDS

36. HOW WILL THE SAVINGS AND RETIREMENT PLAN INVEST THE SHARES OF A&F COMMON STOCK RECEIVED UPON EXCHANGE OF THE PLAN SHARES THAT ARE TENDERED? Shares of A&F Common Stock received from this Exchange Offer will be held by the Trustee in a separate investment fund under the Savings and Retirement Plan. You may reallocate amounts denominated in A&F Common Stock under the Savings and Retirement Plan to other investment funds, mindful of the possible tax consequences noted below. You may not make new contributions to, or reallocate amounts from other investment funds to, the A&F Common Stock Fund.

D.  CERTAIN TAX INFORMATION

    You should be aware that the disposition of any shares of A&F Common Stock received pursuant to the exchange of Plan Shares in the Exchange Offer may, in certain circumstances, result in certain tax consequences upon the ultimate distributions of your account, pursuant to which, but for participation in the Exchange Offer, you would otherwise receive shares of Limited Common Stock.

    Special tax rules apply to certain distributions from the Savings and Retirement Plan that consist, in whole or in part, of shares of Limited Common Stock. Generally, taxation of net unrealized appreciation ("NUA"), an amount equal to the excess of the value of such shares at distribution over the cost or other basis of such shares (which will vary depending on whether the distribution qualifies for lump sum treatment) will be deferred until the shares are sold following distribution. Moreover, if prior to a distribution shares of Limited Common Stock are exchanged for shares of A&F Common Stock in a tax-free exchange, as would be the case in the Exchange Offer, the cost or other basis of such newly acquired shares of A&F Common Stock for NUA purposes will be the cost or other basis of the tendered shares of Limited Common Stock.

    If the shares of A&F Common Stock received pursuant to the Exchange Offer are disposed of within the Savings and Retirement Plan and the proceeds of such disposition are directly reinvested in the Limited Stock Fund within 90 days, the cost or other basis of the shares of Limited Common Stock for NUA purposes will be the same as the cost or other basis of the disposed of shares of A&F Common Stock.

    Conversely, if shares of A&F Common Stock received pursuant to the Exchange Offer are disposed of within the Savings and Retirement Plan and the proceeds of such disposition are not directly reinvested in The Limited Stock Fund under the Savings and Retirement Plan, the opportunity to retain for NUA purposes the cost or other basis of the Plan Shares tendered, and the tax-deferral treatment of the NUA calculated in reference to such basis, will be lost.

    The foregoing is only a brief summary of complicated provisions of the Internal Revenue Code. You are strongly urged to consult with your tax advisor as to the issues described above.

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